Exhibit 99.6

INVESTOR CONTACT:	PRGP05037

Hilliard Terry

+1 650 752 5329

hilliard_terry@agilent.com

Agilent Technologies Announces Final Results of Its Modified “Dutch Auction” Tender Offer

PALO ALTO, Calif., Dec. 19, 2005 — Agilent Technologies Inc. (NYSE: A) today announced the final results of its modified “Dutch auction” tender offer, which expired at 12:00 midnight ET on Tuesday, Dec. 13, 2005. Agilent has accepted for payment an aggregate of 83,077,043 shares of its common stock at a purchase price of $36.00 per share.

These shares represent approximately 16 percent of the shares outstanding as of Oct. 31, 2005. Agilent has been informed by the depositary for the tender offer that the final proration factor for the tender offer is approximately 94 percent.

Based on the final count by the depositary for the tender offer (and excluding any conditional tenders that were not accepted due to the specified condition not being satisfied), 88,639,273 shares were properly tendered and not withdrawn at or below a price of $36.00 per share. The 83,077,043 shares to be purchased are comprised of the 73,000,000 shares Agilent offered to purchase and 10,077,043 shares to be purchased pursuant to Agilent’s right to purchase up to an additional 2 percent of the outstanding shares as of Oct. 31, 2005, without extending the tender offer in accordance with applicable securities laws.  All shares tendered and delivered at prices between $36.25 and $37.00 per share will be returned promptly to shareholders by the depositary.

The depositary will promptly pay for the shares accepted for purchase. Following the completion of the tender offer, Agilent had outstanding approximately 427,844,110 shares of common stock (excluding treasury shares) as of Dec. 14, 2005.

Today, Agilent drew down $700 million pursuant to its $1.0 billion senior secured term facility, with Merrill Lynch Capital Corporation as administrative agent, to finance its share repurchase program.  No additional borrowings under that facility may be made.

The tender offer is part of our previously announced share repurchase program of up to $4.466 billion worth of our common stock, and after closing of the tender offer we will have completed purchases of approximately $3.3 billion of our common stock pursuant to the program. Rule 13e-4(f) under the Securities Exchange Act of 1934, as amended, prohibits the Company from purchasing any shares, other than in the tender offer, until at least 10 business days after the expiration of the tender offer. Accordingly, any such additional repurchases outside of the tender offer may not be consummated until at least 10 business days after the expiration of the tender offer.

Merrill Lynch & Co. was the company’s dealer manager for the tender offer and Georgeson Shareholder Communications Inc. served as the information agent.  For questions and information about the tender offer, please contact the information agent at (888) 293-6903.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 21,000 employees serve customers in more than 110 countries. Agilent had net revenue of $5.1 billion in fiscal 2005. Information about Agilent is available on the Web at www.agilent.com.